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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
iReady Corporation:

We consent to the use of our report dated February 18, 2004 relating to the consolidated balance sheet of iReady Corporation and subsidiary (the Company) as of September 30, 2003, and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders' deficit, and cash flows for the year then ended, which report appears in the 2006 Annual Report on Form 10-K of National Semiconductor Corporation, and is incorporated by reference herein.

Our report dated February 18, 2004 contains explanatory paragraphs stating (i) that the Company's consolidated balance sheet as of September 30, 2003, and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders' deficit, and cash flows for the year ended September 30, 2003, have been restated and (ii) that the Company has suffered recurring losses from operations and has a stockholders' deficit which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Mountain View, California
June 6, 2007

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Consent of Independent Registered Public Accounting Firm